Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Holdings Names Nishan J. Vartanian to Board

Company Expands Board of Directors from Nine to Ten Members

PITTSBURGH, February 13, 2024 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today announced that the company has increased the size of its Board of Directors from nine to ten members and has elected Nishan J. Vartanian as a director of the company, effective February 13, 2024.

Mr. Vartanian currently serves as Chairman and Chief Executive Officer of MSA Safety Incorporated, global leader in the development, manufacture, and supply of safety products and solutions that protect people and facility infrastructures. Mr. Vartanian joined MSA in 1985 and has served in a variety of roles of increased responsibility, including as President of MSA North America, Senior Vice President and President of MSA Americas, and President and Chief Executive Officer of the corporation, adding the position of Chairman in 2020. Mr. Vartanian brings to the Koppers Board executive business leadership as well as a wealth of experience in global markets, with particular specialization in safety-related products and practices.

Additionally, Mr. Vartanian serves on the Boards of Trustees for: the Manufacturers Alliances for Productivity and Innovation; the International Association of Firefighters Foundation; and the Allegheny Conference on Community Development. He is also a director of the Federal Reserve Bank of Cleveland, Pittsburgh Branch.

Mr. Vartanian said, “I am honored to join the Board of Koppers, a company whose values align closely with mine. It will be incredibly exciting to help the Board and Koppers leadership build upon their most recent accomplishments, and I look forward to helping to play a part in the company’s future success.”

Chairman of the Board Stephen Tritch said, “We are excited and proud to welcome Nish Vartanian as the newest Koppers Board member. The addition of Nish promises to make an important and immediate positive impact, thanks to his four decades of success and achievements. He brings a depth of insight and understanding that will serve to further bolster the perspective and strength of our Board, as we represent shareholder interests in holding Koppers leadership accountable for responsible value creation.”

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds. Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries. We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

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